UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2005

The Yankee Candle Company, Inc.

(Exact Name of Company as Specified in Charter)

Massachusetts	001-15023	04 259 1416

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

16 Yankee Candle Way
South Deerfield, Massachusetts		01373

(Address of Principal Executive Offices)		(Zip Code)

Company’s telephone number, including area code: (413) 665-8306

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.

     On February 4, 2005, the Compensation Committee of the Board of Directors of The Yankee Candle Company, Inc. (the “Company”) adopted the Company’s 2005 Director Compensation Plan (the “2005 Plan”). Pursuant to the 2005 Plan, each non-employee director will be paid (i) a retainer of $15,000 per annum, (ii) a fee equal to $3,000 for each Board meeting that the non-employee director personally attends, or $1,500 for each Board meeting that the non-employee director participates in by telephone, and (iii) a fee equal to $1,250 for each day during which the non-employee director personally attends committee meetings, or $625 for each day during which the non-employee director participates in committee meetings by telephone. In addition, the chair of the Audit Committee will receive $4,000 per annum and the chairs of the Compensation and Nominating & Governance Committees will each receive $2,000 per annum.

     In addition to the foregoing cash compensation, the 2005 Plan provides for each non-employee director to receive (i) upon initial election, an option to purchase 20,000 shares of the Company’s common stock, and (ii) annually, an option to purchase 1,250 shares of the Company’s common stock for each regularly scheduled Board meeting attended by such director during the previous calendar year, up to a maximum of 5,000 shares per year, provided that the first such grant will not be made until 2006 based on attendance at Board meetings during 2005. Such options will be granted pursuant to a shareholder-approved stock incentive plan of the Company, will have an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date immediately preceding the date of grant and will vest as to 25% of the underlying shares on each anniversary of the date of grant.

     The 2005 Plan will remain in effect until amended or replaced.

1

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE YANKEE CANDLE COMPANY, INC.
Date: February 10, 2005	By:	/s/ Craig W. Rydin
Craig W. Rydin
President and Chief Executive Officer